Exhibit 10.54

VOLUNTARY SEPARATION AGREEMENT

DRONE AVIATION HOLDING CORP (“Company”) and Kevin Hess (“Employee”) make the following Voluntary Separation Agreement (the “Agreement”).

Recitals

A. Employee and Company mutually agree to separate Employee from employment with Company effective March 31, 2019.

B. Employee is forming a new company which will provide services to Company under separate agreement.

C. In association with Employee’s separation from employment and new business venture, Company and Employee desire to address any pending issues and settle all pending matters, including all claims, potential claims and disputes between the parties.

Terms of Agreement

In consideration of the promises contained in this Agreement, the receipt and sufficiency of which are hereby acknowledged, Company and Employee agree as follows:

Section 1: Recitals.

The Recitals are true and accurate and incorporated into this Agreement.

Section 2: Separation of Employment.

Employee will separate from employment with Company on March 31, 2019 (“Separation Date”).

Section 3: Independent Contractor Agreement.

In consideration of the reciprocal promises in this Agreement, Company and Cognitive Carbon Corporation will enter into a separate independent contractor agreement for the provision of services to Company.

Section 4: Compensation and Wages.

Except as specifically stated in this Agreement, all wages, bonus payments, compensation, accrued vacation, personal leave time, and all other compensation and benefits of any kind have been paid to or waived by Employee in full and no other sums of any kind are due by Company to Employee.

Section 5: Post-Separation Information.

a. On or prior to the Separation Date, Employee shall provide to Company a list of any and all user names and passwords known by Employee for any website or service relevant to the business of Company. If Company requests a user name or password in Employee’s possession following the Date of Separation, Employee shall provide it to Company within two (2) business days.

b. Dell Latitude 7490 SN C6KDNQ2 and its monitors and accessories are deemed to Employee’s following the date of separation.

c. As soon as practical following the date of separation to allow time to transition purchases, Employee will surrender the Company’s American Express credit card.

Section 6: Confidential Information.

Employee shall at all times protect and maintain the secrecy of Company’s trade secrets and confidential information, including Company’s financial information, employee lists, employee information, inventions, know-how, formulas, compilations, programs, devices, methods, techniques, and processes, that derive independent economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from disclosure (“Confidential Information”). Employee hereby acknowledges and agrees that all Confidential Information, whether developed by Employee or by others, shall be and is the property of Company. Employee will not use or disclose any Confidential Information of Company without Company’s prior written consent, except as may be required by law. If such disclosure is legally required, Employee is responsible to immediately notify Company of such circumstances. Additionally, and without limiting the foregoing, Employee agrees not to participate in or facilitate the dissemination to the media or any other third party (i) of any confidential information concerning Company or any employee of Company, or (ii) of any damaging or defamatory information concerning Employee’s experiences as an employee of Company without Company’s prior written consent, except as may be required by law. Notwithstanding the foregoing, this paragraph does not apply to information which is already in the public domain through no fault of Employee. Employee will not at any time, so long as such information remains confidential or a protected trade secret, use any Confidential Information in any way that may directly or indirectly have an adverse effect upon the business of Company or any of its subsidiaries, nor will he perform any acts that would tend to reduce the proprietary value to Company of any Confidential Information.

Section 7: General Release.

In consideration of the covenants and promises made in this Agreement, Employee (on his behalf and on behalf of his heirs, personal representatives, and any other person or entity who may be entitled to make a claim on his behalf) fully and freely releases, waives and discharges Company and its subsidiaries and each of their respective employees, officers, directors and shareholders (collectively, the “Releasees”), from any and all claims for violation of any federal, state or municipal statute, including, but not limited to, Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1991; the Age Discrimination in Employment Act of 1967; the Older Worker Benefit Protection Act; Employee Retirement Income Security Act of 1974; the Americans with Disabilities Act; the Worker Adjustment and Retraining Notification Act; the Family and Medical Leave Act, as amended; the Florida Civil Human Rights Act; the Florida Whistleblower Protection Act; and all other federal, state or local laws. Among other things, these laws prohibit discrimination in employment on the basis of sex, race, color, religion, age, national origin, sexual orientation, or disability. This waiver also includes any claims for wrongful discharge, breach of contract, infliction of emotional distress, attorneys’ fees, or any other tort, common law, or contract claim, including any claim under a union collective bargaining agreement. This waiver includes claims now known to Employee, as well as all possible claims that are not now known to Employee. This paragraph does not prohibit Employee from filing an administrative complaint with a government agency or cooperating with an investigation by a government agency; however, Employee waives the right to benefit monetarily as a result of any such complaint or investigation.

Section 8:  Confidentiality of Agreement; Non-Disparagement.

Company and Employee, and (to the extent possible) their respective representatives and agents, shall keep all terms and conditions of this Agreement confidential, except that the parties may disclose information as necessary to their legal advisors and tax preparers. Employee shall not make any negative or disparaging remark or comment about Company, its affiliates, divisions, branches, predecessors, successors, assigns, trustees, officers, directors, administrators, partners, agents, and former and current employees and directors.  This Section shall survive Employee’s separation of employment.  In the event of a breach of this Section, Company may pursue any one or all of the following remedies: i) termination of this Agreement, ii) rescission of this Agreement, iii) injunctive relief to prevent further breach, iv) monetary damages, or v) any other remedy a court of competent jurisdiction determines appropriate.  These remedies are cumulative to all other remedies at law or equity.  In any action brought for breach of this Section, the prevailing party shall be entitled to recover reasonable attorney’s fees and costs.

Section 9: Review and Right of Revocation.

In accordance with the Age Discrimination in Employment Act (“ADEA”), as amended by the Older Workers Benefit Protection Act, Employee acknowledges and agrees that:

a.	Employee has read and understands this Agreement in its entirety;

b.	Employee has been advised by this in writing to consult with an attorney concerning this Agreement before signing it and has been advised by his legal representative;

c.	Employee has been given a reasonable period of time to consider its terms before signing it, but not less than twenty-one days (21), which period may be waived;

d.	Employee has the right to revoke this Agreement in full within seven (7) calendar days of signing it by notifying, in writing, 11651 Central Parkway, #118, Jacksonville, FL 32224 Attn: Kendall Carpenter. The terms and provisions of this Agreement shall not become effective or be enforceable until such revocation period has expired;

e.	Employee executed this Agreement knowingly and voluntarily, without duress or reservation of any kind, and after having given the matter full and careful consideration; and Employee has received consideration in exchange for this Agreement.

Section 10: Restrictive Covenants. Employee acknowledges that this Agreement in no way releases or waives Employee’s obligations under Section 9 – Non-Competition and Non-Solicitation of Employee’s Amended and Restated Employment Agreement dated October 2, 2015 and its Amendments (the “Employment Agreement”). In consideration of Company entering into this Agreement and entering into the Independent Contractor Agreement, Employee agrees that he will abide by the terms of Section 9 for a period of one (1) year following the Separation Date. In the event that Employee breaches the terms of Section 9 of the Employment Agreement, the Company is entitled to seek any and all available remedies for such breach.

Section 11. Cooperation and Transition. Employee agrees to provide assistance to Company (including the Board of Directors and any special committees of the Board of Directors) and its counsel and accountants in transitioning his responsibilities, any financial audits or internal investigation involving securities, financial, accounting, or other matters, and in its defense of, or other participation in, any administrative, judicial, or other proceeding arising from any charge, complaint or other action which has been or may be filed relating to the period during which Employee was employed by Company.

Section 12: Agreement to Return Upon Significant Event. Both parties acknowledge that a future significant event, including but not limited to, the sale of the Company, change of control or other business opportunity, may require Employee to resume his employment with the Company (or its successor or assigns) as Chief Technology Officer or similar responsibilities. Employee agrees that if a significant event occurs while he is subject to this Agreement and the parties to the significant event so desire, he will resume the status of employee on terms and conditions substantially similar to the executive employment agreement that is in effect as of the Separation Date.

Section 13: Miscellaneous.

a. This Agreement represents the entire agreement of the parties. There are no oral promises, representations or agreements outside the express agreements set forth in writing in this Agreement.

b. This Agreement may not be amended, modified or changed in any way except by written document executed by each of the parties to this Agreement.

c. The parties to this Agreement intend that this Agreement is an accord and satisfaction of all pending disputes between them.

d. The parties agree that this Agreement shall not be construed for or against any party hereto because that party drafted all or part of this Agreement.

e. Each party to this Agreement acknowledges that he or she had adequate opportunity to read and understand this Agreement in full.

f. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida without giving any effect or consideration and excluding Florida’s conflict of laws provisions.

Section 13: Severability.

In the event a court of competent jurisdiction determines that any part or provision of this Agreement is unenforceable, all remaining provisions and parts of this Agreement shall remain in full force and effect and shall be fully enforceable.

Section 14. WAIVER OF JURY TRIAL. THE PARTIES TO THIS AGREEMENT KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THE RIGHT TO A TRIAL BY JURY IN RESPECT TO ANY LITIGATION BASED ON THIS AGREEMENT OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT, THE EMPLOYMENT RELATIONSHIP, OR ACTIONS OR INACTIONS OF ANY PARTY HERETO. THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE PARTIES TO ENTER INTO THIS AGREEMENT.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of March 21, 2019.

Kevin Hess

Drone Aviation Holding Corp.

By:
	Name:	Jay H. Nussbaum
	Title:	Chairman and CEO